AMENDMENT NO. 2
                         TO CO-ADMINISTRATION AGREEMENT

         AMENDMENT NO. 2, made as of the 1st day of September, 2002, to the Co-Administration Agreement, as amended (the "Agreement"), dated August 15, 2000 by and among Armada Funds (the "Trust"), a Massachusetts business trust, SEI Investments Global Funds Services (f/k/a SEI Investments Mutual Funds Services) ("SEI"), a Delaware business trust, and National City Bank ("NCB"), a national banking association.

         WHEREAS, pursuant to Amendment No. 1 to the Agreement, dated March 1, 2002, the parties extended the Initial Term of the Agreement through October 31, 2002; and

         WHEREAS, the parties wish to amend the Agreement to further extend the Initial Term of the Agreement through May 31, 2003; and

         WHEREAS, the parties further wish to amend Schedule I of the Agreement to reflect new fees agreed between the parties.

         NOW, THEREFORE, in consideration of the premises and covenants contained in the Agreement and this Amendment, the Trust and the Administrators hereby agree as follows:

         1. The Initial Term of the Agreement as set forth in Article 10 of the Agreement shall be extended until May 31, 2003.

         2. Schedule I of the Agreement shall be amended and superceded by Amended Schedule I attached hereto.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 2 to the Agreement as of the day and year first written above.

ARMADA FUNDS                                         SEI INVESTMENTS GLOBAL FUNDS SERVICES


By: /S/ HERBERT R. MARTENS                           By: /S/ TIMOTHY D. BARTO
   -----------------------------------------            --------------------------------------------------------
Name:                                                Name:
Title:                                               Title:


NATIONAL CITY BANK


By: /S/ KATHLEEN T. BARR
   -----------------------------------------
Name:
Title: